Exhibit 99.1

Certara Announces the Completion of Arsenal Capital Partners’ Investment and the Appointment of David Spaight to the Board of Directors

Arsenal closed the previously announced $449M stock purchase from funds controlled by EQT Private Equity

PRINCETON, N.J.— December 8, 2022 — Certara, Inc. (Nasdaq: CERT) today announced that Arsenal Capital Partners (“Arsenal”), a private equity firm specializing in investing in and building transformational healthcare companies, closed its previously announced $449 million new investment in Certara. David Spaight, an Operating Partner at Arsenal, has been appointed to Certara’s Board of Directors, effective immediately. Stephen McLean, a Senior Partner at Arsenal, will continue to serve on Certara’s Board of Directors.

As previously announced, in a separate agreement with the company, Arsenal has agreed to a two-year lock-up prohibiting any sale of the newly purchased shares without company authorization, reflecting Arsenal’s commitment to being a long-term shareholder. Arsenal previously held a majority stake in the company through 2017 and has held a minority stake since Certara’s initial public offering in 2020.

“We are pleased with Arsenal’s continued support and confidence in Certara and welcome David Spaight to the Board of Directors,” said William F. Feehery, Chief Executive Officer of Certara. “David’s deep industry experience and expertise will be valuable to Certara as we continue to grow our impact on the global biopharmaceutical industry.”

Prior to joining Arsenal in 2016, Mr. Spaight served as the Chairman and CEO of WIL Research Laboratories, a leading pre-clinical CRO acquired by Charles River Laboratories, and, before that, as President of MDS Pharma Services, a global CRO serving all phases of pharmaceutical research and development. Mr. Spaight has also held senior leadership positions in Fisher Scientific and PerkinElmer.

“I am pleased to join Certara’s Board of Directors and bring my industry experience to a company that is transforming traditional drug discovery and development with biosimulation,” said Mr. Spaight. “I look forward to working with the Certara leadership team and Board of Directors to advance the company’s next phase of growth.”

In connection with the sale of the remaining Certara shares held by funds controlled by EQT Private Equity, Eric Liu and Ethan Waxman have stepped down from the Board of Directors, effective immediately.

About Certara

Certara accelerates medicines using proprietary biosimulation software, technology, and services to transform traditional drug discovery and development. Its clients include more than 2,000 biopharmaceutical companies, academic institutions, and regulatory agencies across 62 countries.

About Arsenal Capital Partners

Arsenal Capital Partners is a leading private equity firm that specializes in investments in industrial growth and healthcare companies. Since its inception in 2000, Arsenal has raised institutional equity investment funds totaling over $10 billion, completed more than 250 platform and add-on acquisitions, and achieved more than 30 realizations. The firm works with management teams to build strategically important companies with leading market positions, high growth, and high value-add.

Investor Relations Contact:
David Deuchler
Gilmartin Group
ir@certara.com

Media Contact:

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com

Jackie Schofield

Prosek Partners

Pro-Arsenal@prosek.com